Exhibit 23.4

KPMG LLP Suite 700 20 Pacifica Irvine, CA 92618-3391

Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated February 29, 2024, except for Note 24, as to which the date is March 3, 2025, with respect to the consolidated financial statements of Banc of California, Inc., incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
Irvine, California
February 27, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG
International Limited, a private English company limited by guarantee.